                                                         23 May 2000


                 AGREEMENT AND PLAN OF MERGER



                           between



                  EXPLORE TECHNOLOGIES, INC.

                         ("Explore")


                             and



                       CASHSURFERS INC.

                         ("CASH.COM")


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                 AGREEMENT AND PLAN OF MERGER
                 ----------------------------


THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is entered into on May __, 2000, by and among EXPLORE TECHNOLOGIES, INC., a Nevada corporation (hereinafter referred to as "Explore") and CASHSURFERS, INC., a California corporation (hereinafter referred to as "CASH.COM").


                        R E C I T A L S:
                        ----------------

WHEREAS, the parties believe that a business combination between CASH.COM and Explore is in the best interest of the parties to this Agreement and their respective stockholders; and

WHEREAS, the respective Boards of Directors and shareholders of the parties have approved, or will meet to consider and approve, the merger of CASH.COM with and into Explore, upon the terms and conditions set forth in this Agreement and Plan of Merger and in accordance with the California Corporations Code and Chapter 78 "Private Corporations" and Chapter 92A "Mergers and Exchanges of Interest" of the Nevada Revised Statutes (the "Nevada Corporation Law");

WHEREAS, each party hereto wishes to adopt this Agreement and Plan of Merger, together with the forms of Certificates of Merger attached hereto as Exhibit A (the "Certificates of Merger") as a "plan of reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and to cause the Merger to qualify as a reorganization under the provision of Section 368(a)(1)(A) of the Code, whereby each share of capital stock of CASH.COM will be canceled and whereby Explore will be the surviving entity of a merger with CASH.COM; and

NOW, THEREFORE, in consideration of the premises and mutual covenants contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, agree as follows:

                    ARTICLE I. THE MERGER

1.01	The Merger.  At the Effective Time (as defined in Section 1.03 hereof) and subject to and upon the terms and conditions of this Agreement, CASH.COM will be merged with and into Explore (the
"Merger"). Following the Merger, Explore will continue as the surviving entity under the name "UWantCash.com, Inc." and the separate corporate existence of CASH.COM will cease. (Explore and CASH.COM are sometimes referred to collectively herein as the "Constituent Companies").

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1.02	Effects of the Merger.   At the Effective Time, Explore will,
without any other action, possess all the rights, privileges, powers and franchises, of a public as well as of a private nature, and be subject to all the restrictions, disabilities and duties of each of the Constituent Companies; and all rights, privileges, powers and franchises of each of the Constituent Companies, and all property, real, personal and mixed, and all debts due to either of the Constituent Companies on whatever account, will be vested in Explore; and all property, rights, privileges, powers and franchises, and all and every other interest will be thereafter as effectually the property of Explore as they were of the Constituent Companies, and the title to any real estate vested by deed or otherwise in the Constituent Companies will not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property of either of the Constituent Companies will be preserved unimpaired, and all debts, liabilities and duties of either of the Constituent Companies will thenceforth attach to Explore, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

1.03	Closing; Effective Time and Transaction Effective Date.  The
closing of the Merger (the "Closing") will take place on a date to be specified by the parties, but in no event more than ten (10) business days following approval of the Merger by the shareholders of Explore (the "Closing Date"), subject to satisfaction or waiver of the conditions set forth in this Agreement, at the offices of Cane & Company in Las Vegas, Nevada. The Merger will become effective at the time of the filing of the Certificates of Merger with the offices of the Secretaries of State of the States of California and Nevada in accordance with the provisions of applicable law, which Certificates of Merger will be so filed as soon as practicable after the Closing. The date and time when the Merger will become effective shall be at such time as the Certificates of Merger are duly filed with the California and Nevada Secretaries of State or such later date as mutually agreeable to the Constituent Companies and specified in the Certificates of Merger (the "Effective Time").

1.04	Certificate of Incorporation.  The Articles of Incorporation
and Bylaws of Explore in effect immediately prior to the Effective Time will remain the Articles of Incorporation and Bylaws of Explore until amended in accordance with the provisions of the applicable corporate law.


        ARTICLE II.  STATUS AND CONVERSION OF SECURITIES;
                       MERGER CONSIDERATION

2.01	Conversion of Securities.  At the Effective Time, each share of the common stock of CASH.COM (the "CASH.COM Common Stock") issued and outstanding immediately prior to the Effective Time will, by virtue of the Merger and without any action on the part of the holders thereof, automatically be canceled, retired and extinguished, and each outstanding share of CASH.COM Common Stock will be converted into the right to receive the Merger
Consideration (as defined in Section 2.02 hereof) as described below.

2.02	Merger Consideration. As of the Effective Time, each issued
and outstanding share of CASH.COM Common Stock held by the Stockholders of CASH.COM (collectively, the "CASH.COM
Stockholders"), comprising all of the issued and outstanding shares of CASH.COM Common Stock as of the Effective Time, will be converted into a right to

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receive one thousand two hundred sixty (1,260) shares of the common stock of Explore such that Explore will issue an aggregate of twelve million eight hundred forty nine thousand four hundred eighty (12,849,480) shares of its common stock on Closing (the "Explore Common Stock" and in aggregate, the "Merger Consideration").
Since as of the Effective Time all shares of the CASH.COM Common Stock will no longer be outstanding, will automatically be cancelled and retired, and will cease to exist, each holder of shares of CASH.COM Common Stock will cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of Explore Common Stock to be issued or paid in consideration therefore upon surrender of such certificate in accordance with Section 2.03.

2.03	Delivery of Merger Consideration.  Explore shall deliver the
Merger Consideration to each holder of CASH.COM Common Stock within five (5) business days of Closing or within five (5) business days after surrender of certificates (the "Certificates") representing all shares of CASH.COM Common Stock owned by such individual, whichever is later.

(1)	Certificates.  The Certificates shall forthwith be
canceled upon surrender. Until surrendered as contemplated by this Section 2.03, each such Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender that pro rata portion of the Merger Consideration applicable thereto. No interest will be paid or will accrue on any portion of the Merger Consideration. In the event any such Certificate is not duly surrendered within six (6) months of Closing, the holder thereof will automatically forfeit all rights therein, including the right to receive any Merger Consideration, and any obligation of Explore or either Constituent Company with respect to such Certificate will be rendered null and void.

(2)	No Further Ownership Rights in CASH.COM Common Stock. All
shares of Explore Common Stock issued upon the surrender for exchange of the Certificates in accordance with the terms of this Article II shall be deemed to have been issued (and paid) in full satisfaction of all rights pertaining to CASH.COM Common Stock theretofore represented by such Certificates, and there shall be no further registration or transfer of the shares of CASH.COM Common Stock after the Effective Time.

(3)	No Fractional Shares. No certificates or scrip
representing fractional shares of Explore Common Stock shall be issued upon the surrender of certificates of CASH.COM Common Stock for exchange, and such fractional share interests will not entitle the owner thereof to vote or to any rights as a stockholder of Explore.
Notwithstanding any other provision of this Agreement, each holder of CASH.COM Common Stock exchanged pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Explore Common Stock
(after taking into account all Certificates delivered by such holder) will promptly receive, in lieu thereof, cash
(without interest) in an amount equal to such fractional part of a share of Explore Common Stock multiplied by the per share closing price of such Explore Common Stock as reported on the NASD Over-The-Counter Bulletin Board on the date of the Effective Time.

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(4)	Lost Certificates.  In the event any Certificates have
been lost, stolen or destroyed, upon the making of an affidavit of that fact, in form and substance reasonably satisfactory to Explore, by the person claiming such certificate to be lost, stolen or destroyed, Explore will issue in exchange for such lost, stolen or destroyed
Certificate the shares of Explore Common Stock and cash in lieu of fractional shares, deliverable in respect thereof pursuant to this Agreement.

2.04	Cancellation of Treasury Shares.  Any authorized but unissued shares of CASH.COM Common Stock as of the Effective Time shall automatically be canceled and retired and shall cease to exist, and no Explore Common Stock, cash or other consideration will be delivered in exchange therefor.


                          ARTICLE III
             REPRESENTATIONS AND WARRANTIES OF CASH.COM

As an inducement to Explore to enter into this Agreement and to consummate the Merger, CASH.COM represents and warrants to Explore, which representations and warranties will be true and correct at Closing and will survive Closing, as follows:

3.01	Organization, Qualification and Authority.  CASH.COM is a
corporation duly organized, validly existing and in good standing in the State of California and is qualified as a foreign corporation in each jurisdiction in which its business requires it to be qualified. Since the date of its organization and incorporation, CASH.COM has consistently observed and operated within the corporate formalities of the jurisdictions in which it is incorporated and/or conducts its business, and has consistently observed and complied with the general corporation law of such jurisdictions. True and complete copies of the Charter and Bylaws, as currently in effect, of CASH.COM have been delivered to Explore.
 No amendments to any such Charter or Bylaws have been authorized. CASH.COM has the full corporate power and authority to own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. CASH.COM has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement. Subject to obtaining requisite approval of the shareholders of CASH.COM, execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by CASH.COM have been duly authorized by all necessary corporate action on the part of CASH.COM and no other action on the part of CASH.COM or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement and all other agreements and documents executed in connection herewith by CASH.COM, upon due execution and delivery thereof, will constitute the valid and binding obligations of CASH.COM, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

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3.02	Capitalization and Stock Ownership.

(a)	Common Stock.  The authorized capital stock of CASH.COM
consists of fifteen thousand (15,000) shares of common stock (the "CASH.COM Stock"). The issued and outstanding securities of CASH.COM consist of ten thousand one hundred ninety eight (10,198) shares of CASH.COM Stock, each of which shares is duly authorized, validly issued, fully paid and non-assessable. The CASH.COM Stock is not subject to preemptive or comparable rights. The CASH.COM
Stock has been issued in accordance with all applicable federal and state securities laws.

(b)	Other Securities.  There are not any existing options,
warrants, calls, subscriptions or other rights or agreements or commitments obligating CASH.COM to issue, transfer or sell any of its capital stock or any other security convertible into or evidencing the right to subscribe for any such stock.

(c)	Related Agreements. There are no voting trusts, voting
agreements, shareholders' agreements or other comparable commitments or understandings to which CASH.COM is a party or by which CASH.COM is bound with respect to the voting of any CASH.COM Stock.

3.03	Absence of Default.  The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by CASH.COM will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of CASH.COM under: (a) any term or provision of the Charter or Bylaws of CASH.COM; (b) any material contract, lease, purchase order, agreement, document or other commitment, oral or written, to which CASH.COM is a party or by which CASH.COM is bound (collectively, the "CASH.COM Contracts") (for purposes of categorizing contracts, "material" is defined to exclude any contract, lease, purchase order, agreement, document or commitment which both (y) in terms of payments, costs, services or other measure does not exceed
$10,000.00 in the aggregate, and (z) is terminable without penalty upon ninety (90) days' written notice or less); (c) any judgment, decree, order, writ, injunction or rule of any court or regulatory authority; or (d) to the knowledge of CASH.COM, any law, statute, rule or regulation to which CASH.COM is subject.

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3.04	Financial Statements.  Attached hereto as Exhibit 3.04 are
true and correct copies of audited financial statements of the business of CASH.COM, as a division of Peacekeeper Enterprises, LLC ("Peacekeeper") for the year ending December 31, 1999 (the "CASH.COM Financial Statements"). The CASH.COM Financial Statements are based on the books and records of CASH.COM and present fairly and accurately the assets, liabilities and financial position of CASH.COM as of, and the results of its operations for, the respective periods specified. The CASH.COM Financial Statements have been prepared in accordance with generally accepted accounting principles. CASH.COM will prepare and deliver to Explore audited financial statements for the period ending March 31, 2000 by no later than June 10, 2000. Upon receipt by Explore, the audited financial statements will deem to be included as part of the CASH.COM Financial Statements for the purposes of interpreting CASH.COM's representations and warranties under this Agreement.

3.05	Operations Since December 31, 1999.  Since December 31, 1999
and except as contemplated by this Agreement and as a result of the execution of the agreements referred to in Section 3.07 of this Agreement, there has been no:

(1)	change in the assets, liabilities or financial condition
of CASH.COM which has a material adverse effect on CASH.COM's assets or business;

(2)	material loss, damage or destruction of or to any of the
assets of CASH.COM, whether or not covered by insurance;

(3)	sale, lease, transfer or other disposition by CASH.COM
of, or mortgages or pledges of or the imposition of any lien, charge or encumbrance on, any material portion of the assets of CASH.COM, other than those made in the ordinary course of business;

(4)	substantial increase in the compensation payable by
CASH.COM to any of its employees, directors, independent contractors or agents, or increase in, or institution of, any bonus, insurance, pension, profit-sharing or other employee benefit plan or arrangements made to, for or with the employees, directors, independent contractors or agents of CASH.COM;

(5)	payment by CASH.COM of any dividend or other distribution
to its stockholders;

(6)	material change in the accounting methods or practices
employed by CASH.COM or change in adopted depreciation or amortization policies; or

(7)	strike, work stoppage or other labor dispute by or with
CASH.COM employees which materially adversely affects
CASH.COM's operations.

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3.06	Licenses.   CASH.COM has all local, state and federal
licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the "Licenses") necessary for it to occupy, operate and conduct its business, and there do not exist any waivers or exemptions relating thereto. To the knowledge of CASH.COM, there is no material default on the part of CASH.COM under any of the Licenses and there exist no grounds for revocation, suspension or limitation of any of the Licenses. Neither the execution nor delivery of this Agreement nor the consummation of any of the transactions contemplated hereunder will result in any revocation or termination of any License.

3.07	Contracts.

CASH.COM has provided to Explore copies of all material contracts to which CASH.COM is a party (the "CASH.COM Contracts"), including
(i) the agreement dated January 18, 2000 between CASH.COM, Peacekeeper and Lars Mapstead; (ii) the agreement dated April 5, 2000 between CASH.COM and Imedia Holdings AVV, Barracuda Enterprises, Radco Investments Ltd., Ryerson Corporation AVV, Mecca Holdings AVV and Island Corporation (together, the "UWantCash Sellers") (the "UWantCash Agreement"); (iii) a management consulting agreement between Peacekeeper and CASH.COM whereby the services of Lars Mapstead, Noah Mapstead and Eli Mapstead will be provided to CASH.COM; and (iv) management consulting agreement dated April 5, 2000 between CASH.COM and each of Charlo Barbosa, Michael Jackson and Rod Jao. No CASH.COM Contract has been modified or amended from the form that has been provided to Explore for review. No event or condition has happened or presently exists which constitutes a default or breach or, after notice or lapse of time or both, would constitute a default or breach by CASH.COM under any CASH.COM Contract. No CASH.COM Contract has been entered into with any affiliate of CASH.COM. The consummation of the transactions contemplated hereunder will not default, alternate or terminate any CASH.COM Contract.

CASH.COM has completed the acquisition of the business and business assets comprising the Cashsurfers.com division of Peacekeeper on January 18, 2000 in consideration for (i) 100 shares of the common stock of CASH.COM issued to Peacekeeper and Lars Mapstead; and (ii) a promissory note issued to Peacekeeper and Lars Mapstead in the principal amount of $1,000,000 (the "CashSurfer Promissory Note").
 CASH.COM has completed the payment of the amount of $500,000 to Peacekeeper and Lars Mapstead owing pursuant to the CashSurfer Promissory Note such that the principal amount outstanding under the CashSurfer Promissory Note is $500,000 as of the date of execution of this Agreement. The following agreements have been duly and validly assigned to CASH.COM by Peacekeeper, with required third party consents:

(1)	Agreement dated January 11, 2000 between Peacekeeper and
Flycast Communications Corporation and all other agreements between Peacekeeper and Flycast Communications
Corporation;

(2)	Agreement dated December 7, 1999 between Peacekeeper and
TVMV, Inc.;

(3)	Agreement dated November 26, 1999 between Peacekeeper and
Adsmart Corporation.

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CASH.COM has completed the acquisition of the business and business assets comprising the "UWantCash" business from the UWantCash
Sellers pursuant to the UWantCash Agreement.

3.08	Environmental Matters.

(1)	Hazardous Substances.  As used in this Section, the term
"Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Paragraph 101 of the Comprehensive
Environmental Response, Compensation and Liability Act of
1980, as amended ("CERCLA"), listed in the United States
Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined herein), and any of the following:
hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

(2)	Compliance with Laws and Regulations.  All operations or
activities of CASH.COM on, and any use or occupancy by CASH.COM of, the real estate necessary to operate the business of CASH.COM are in material compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental
Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous
Substances. To the knowledge of CASH.COM, without inquiry, all prior owners, operators and occupants of such real estate complied with Environmental Law.
CASH.COM is not aware of any pending or threatened claim, lawsuit, investigation or inquiry regarding non-compliance with Environmental Law pertaining to the operations of, or real estate leased by, CASH.COM.

3.09	Litigation.	There are no lawsuits, proceedings, actions,
arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the knowledge of CASH.COM, threatened involving CASH.COM. CASH.COM knows of no basis for any lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings involving CASH.COM.

3.10	Employees.

(a)	Exhibit 3.10 attached hereto sets forth a complete list
of all CASH.COM officers with their rates of pay, job titles and employment start dates.

(b)	CASH.COM is not a party to any labor contract, collective
bargaining agreement, contract, letter of understanding, or any other arrangement, formal or informal, with any labor union or organization which obligates it to

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compensate its employees at prevailing rates or union
scale, nor are any of such employees represented by any
labor union or organization.  There is no pending or, to
the knowledge of CASH.COM, threatened labor dispute, work
stoppage, unfair labor practice complaint, strike,
administrative or court proceeding or order between
CASH.COM and any of its employees. There is no pending
or, to the knowledge of CASH.COM, threatened suit,
action, investigation or claim between CASH.COM and any
of its present or former employees.   CASH.COM knows of
no labor union organizing activity at any location of CASH.COM within the last three (3) years.

3.11	Insurance.  CASH.COM will upon the initial advance of funds
under Section 8.01 obtain insurance coverage for all of its operations, personnel and assets.

3.12	Broker's or Finder's Fee.  CASH.COM has not employed, and is not liable for the payment of any fee to, any finder, broker or similar person in connection with the transactions contemplated under this Agreement.

3.13	Conflicts of Interest.  To the knowledge of CASH.COM and with the exception of the Peacekeeper Management Agreement, none of the following is either a supplier of goods or services to CASH.COM (other than as an employee), or directly or indirectly controls or is a director or officer of any corporation, firm, association, partnership or other business entity that is a supplier of goods or services to CASH.COM: (a) any director or officer of CASH.COM or,
(b) any entity under common control with CASH.COM.

3.14	Employee Benefit Plans.  Other than health and comparable
insurance, CASH.COM does not maintain or contribute to, or is required to maintain or contribute to, any "employee welfare benefit plan" or any "employee pension benefit plan" as each is defined in the Employee Retirement Income Security Act of 1974 as amended. Further, no such benefit plans covered employees of CASH.COM during the period of their employment with any predecessor of CASH.COM, including any multi-employer pension plan as defined under the Code. Accordingly, there are no unfunded liabilities of CASH.COM under any benefit plans.

3.15	Compliance with Laws.  The business of CASH.COM has been and is currently operated in material compliance with all applicable laws, rules and regulations of each jurisdiction in which the business of CASH.COM is conducted. CASH.COM has not made any kickback, bribe or payment to any person or entity, directly or indirectly, for referring, recommending or arranging business or patients with, to or for CASH.COM which action could have a material adverse effect on the business of CASH.COM. No bulk sales or similar statute under the laws of any state applies to the transactions contemplated under this Agreement.

3.16	WARN Act.  Since ninety (90) days prior to Closing, CASH.COM has not temporarily or permanently closed or shut down any single site of employment or any facility or any operating unit, department or service within a single site of employment, as such terms are used in the Worker Adjustment and Retraining Notification
Act, 29 U.S.C.   2102, et seq. ("WARN").

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3.17	Tax Returns; Taxes.

(a)	CASH.COM has filed all federal, state and local tax
returns and tax reports required by such authorities to be filed as of the date hereof. CASH.COM has paid all taxes, assessments, governmental charges, penalties, interest and fines due or claimed to be due as of the time of Closing (including, without limitation, taxes on properties, income, franchises, licenses, sales and payrolls) by any federal, state or local authority.
Additionally, the reserves for taxes reflected in the CASH.COM Financial Statements are adequate to cover all tax liabilities accrued as of the respective dates thereof. There is no pending tax examination or audit of, nor any action, suit, investigation or claim asserted or, to the knowledge of CASH.COM, threatened against CASH.COM by any federal, state or local authority; and CASH.COM has not requested or been granted any extension of the limitation period applicable to any tax claims.

(b)	CASH.COM has complied with all applicable laws, rules and
regulations relating to the payment and withholding of taxes and has timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over. No agreements have been made by CASH.COM to waive the statute of limitations for the assessment or payment of any taxes. To the knowledge of CASH.COM, CASH.COM has not committed any violation of any federal, state or local tax laws.

3.18	Tax Reorganization.  CASH.COM has neither taken nor failed to take any action which would prevent the Merger from being treated as a tax-free merger under Section 721 of the Code, or the Merger from constituting a reorganization within the meaning of Section 368(a)(1)(A) of the Code.

3.19	Title to and Conditions of Assets. CASH.COM is the sole legal and beneficial owner of the personal property used in operating its business, including (i) all personal property reflected in the CASH.COM Financial Statements; and (ii) all personal property acquired pursuant to the UWantCash Agreement. All such personal property is owned by CASH.COM free and clear of all liens, security interests, charges and encumbrances, except as disclosed in the CASH.COM Financial Statements. CASH.COM owns no real property, but is in lawful possession of the real estate it leases. CASH.COM is in material compliance with respect to all leases of real estate entered into for the conduct of its business. All equipment owned or leased by CASH.COM performs the respective functions they are supposed to perform and are in good working order, ordinary wear and tear accepted. The inventory of CASH.COM is, in the aggregate, of a quality and quantity customarily used in the ordinary course of business. All URL addresses, trademarks, service marks, trade names, inventions, patents, processes, copyrights and applications therefore, registered or at common law (collectively, the "Intellectual Property") used by CASH.COM in its business are owned by CASH.COM as the sole legal and beneficial owner of such Intellectual Property. No proceedings have been instituted or pending or, to the knowledge of CASH.COM, threatened which challenge the validity of the ownership or use by CASH.COM of any such Intellectual Property. CASH.COM has not licensed any

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third party to use any such Intellectual Property, and CASH.COM has no knowledge of the unlawful use or infringement of any such Intellectual Property by any other person.

3.20	No Omissions or Misstatements.  There is no fact material to the assets, businesses, liabilities or prospects of CASH.COM as a whole which has not been set forth or described in this Agreement or in the Exhibits hereto and which is material to the conduct, prospects, operations or financial condition of CASH.COM. None of the information included in this Agreement and Exhibits hereto, or other documents furnished or to be furnished by CASH.COM contains any untrue statement of a material fact or is misleading in any material respect or omits to state any material fact necessary in order to make any of the statements herein or therein not misleading in light of the circumstances in which they were made. Copies of all documents referred to in any Exhibit hereto have been delivered or made available to Explore and constitute true, correct and complete copies thereof and include all amendments, exhibits, schedules, appendices, supplements or modifications thereto or waivers thereunder.


      ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF EXPLORE

As an inducement to the other parties hereto to enter into this Agreement and to consummate the Merger, Explore represents and warrants to CASH.COM, which representations and warranties will be true and correct at Closing, as follows.

4.01	Organization, Qualification and Authority.  Explore is a
corporation duly organized, validly existing and in good standing in the State of Nevada, and is not required to be qualified to do business as a foreign corporation in any other jurisdiction. Explore does not own stock or equity interest in and does not control, directly or indirectly, any corporation, partnership, joint venture, association or business organization. Since the date of its organization and incorporation or formation, Explore has consistently observed and operated within the corporate formalities of the jurisdictions in which it is organized and/or conducts its business, has consistently observed and complied with the general corporation law of such jurisdictions and has been duly qualified to do business as a foreign corporation in all relevant
jurisdictions.   Explore has the full right, power and authority to
own, lease and operate its properties and assets as presently owned, leased and operated and to carry on its business as it is now being conducted. Subject to obtaining requisite approval of the shareholders of Explore, Explore has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement, to consummate the transactions contemplated on the part of Explore hereby, and to take all actions necessary to permit or approve the actions of Explore taken in connection with this Agreement. Subject to obtaining requisite approval of the shareholders of Explore, the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Explore have been duly authorized by all necessary corporate action on the part of Explore, respectively. No other action on the part of Explore, or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith, other than such shareholder approval. This Agreement and all other agreements and documents executed in connection herewith by Explore and, upon due execution and delivery thereof, will constitute the valid and binding obligations of Explore, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

4.02	Capitalization and Stock Ownership.

(1)	Common Stock.  The authorized capital stock of Explore
(the "Explore Common Stock") consists of 25,000,000 shares, $0.001 par value, of common stock, of which 6,050,000 shares are issued and outstanding as of the date hereof. The Explore Common Stock constitutes all current issued and outstanding securities of Explore, and are duly authorized, validly issued, fully paid and non-assessable. The Explore Common Stock is not subject to preemptive or comparable rights. The Explore Common
Stock and all other currently or previously outstanding securities of Explore have been issued in accordance with all applicable federal, state and foreign securities laws.

(2)	Other Securities.  Explore does not have any existing
options, warrants, calls, subscriptions, stock appreciation rights or other rights or agreements or commitments obligating Explore to issue, transfer or sell any capital stock or any other security convertible into or evidencing the right to subscribe for any such security.

(3)	Explore Common Stock.  On the Closing Date, Explore will
have a sufficient number of authorized but unissued and/or treasury shares of Explore Common Stock available for issuance to the CASH.COM Stockholders in accordance with the provisions of this Agreement. The Explore
Common Stock to be issued as Merger Consideration pursuant to the Agreement will, when so delivered, be duly and validly issued in accordance with all applicable federal and state securities laws, will be exempt from registration requirements of the 1933 Act and state "blue sky" laws, will be fully paid and non-assessable, and will be free and clear of preemptive or comparable rights.

4.03	Absence of Default.  The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Explore will not constitute a violation of, be in conflict with, or, with or without the giving of notice or the passage of time, or both, result in a breach of, constitute a default under, or create (or cause the acceleration of the maturity of) any debt, indenture, obligation or liability or result in the creation or imposition of any security interest, lien, charge or other encumbrance upon any of the assets of Explore under: (a) any term or provision of the Charter or Bylaws of Explore; (b) any material contract, lease, purchase order, agreement, document or other commitment, oral or written, to which Explore is a party or by which Explore is bound (collectively the "Explore Contracts") (for purposes of categorizing contracts, "material" being defined to exclude any contract, lease, purchase order, agreement, document or commitment which both (y) in terms of payments, costs, services or other measure does not exceed
$10,000.00 in the aggregate and (z) is terminable without penalty upon ninety (90) days' written notice or less); (c) any judgment, decree, order, writ, injunction or rule of any court or regulatory authority; or (d), to the knowledge of Explore, any law, statute, rule or regulation to which Explore is subject.

4.04	Litigation.	There are no lawsuits, proceedings, actions,
arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to the knowledge of Explore, threatened involving Explore and Explore knows of no basis for any lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings involving Explore.

4.05	SEC Information.  Explore Stock is traded only on the NASD
O.T.C. Bulletin Board. Explore has provided to CASH.COM true and complete copies, as filed with the Securities Exchange Commission ("SEC"), of Explore's Form 10-SB registration statement, Quarterly Reports on Form 10-QSB (or other form) for the fiscal quarters ending July 31, 1999 and October 31, 1999 and Annual Report on Form 10-KSB for the fiscal year ending January 31, 2000 (the "Explore Public Reports"). Each of the Explore Public Reports, at the time it was filed with the appropriate authorities or otherwise issued or distributed, was prepared, filed and distributed timely and in accordance in all material respects with the applicable rules and regulations of such authorities and applicable requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and did not, at the time they were so filed or mailed, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of Explore contained in the Explore Public Reports (the "Explore Financial Statements") were prepared in accordance with, and complied as to form in all material respects with, applicable accounting requirements and with the published rules and regulations of the applicable authorities with respect thereto, were prepared in accordance with generally accepted accounting principles applied on a consistent basis during the periods indicated except to the extent required by changes in generally accepted accounting principles and as may be indicated in the notes thereto and fairly presented the consolidated balance sheet and the consolidated assets, liabilities and financial position of Explore as at the dates thereof and the consolidated results of operations and cash flows of Explore for the periods then ended. There is no fact material to the assets, businesses, liabilities or prospects of Explore as a whole which has not been set forth or described the Explore Public Reports, in this Agreement or in the Exhibits hereto and which is material to the conduct, prospects, operations or financial condition of Explore.

4.06	Environmental Matters.
(a)	Hazardous Substances.  As used in this Section, the term
"Hazardous Substances" means any hazardous or toxic substances, materials or wastes, including but not limited to those substances, materials, and wastes defined in Paragraph
101 of the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), listed in the United States Department of Transportation Table (49 CFR 172.101) or by the Environmental Protection Agency as hazardous substances pursuant to 40 CFR Part 302, or which are regulated under any other Environmental Law (as such term is defined herein), and any of the following: hydrocarbons, petroleum and petroleum products, asbestos, polychlorinated biphenyls, formaldehyde, radioactive substances (other than naturally occurring materials in place), flammables and explosives.

(b)	Compliance with Laws and Regulations.  All operations or
activities of Explore on, and any use or occupancy by Explore of, the real estate necessary to operate the business of Explore are in material compliance with any and all laws, regulations, orders, codes, judicial decisions, decrees, licenses, permits and other applicable requirements of governmental authorities with respect to Hazardous Substances, pollution or protection of human health and safety (collectively, "Environmental Law"), including but not limited to the release, emission, discharge, storage and removal of Hazardous Substances. To the knowledge of Explore, without inquiry, all prior owners, operators and occupants of such real estate complied with Environmental Law. Explore is not aware of any pending or threatened claim, lawsuit, investigation or inquiry regarding non-compliance with Environmental Law pertaining to the operations of, or real estate leased by, Explore.


    ARTICLE V.  COVENANTS OF PARTIES PENDING CLOSING

5.01	Proxy Statement/Prospectus.

(a)	As soon as practicable after the execution of this
Agreement, CASH.COM and Explore shall mutually cooperate in jointly preparing and filing with the United States
Securities and Exchange Commission (the "Commission") of a proxy statement and prospectus on the appropriate form of registration statement required under the Securities
Act of 1933 (the "Proxy Statement/Prospectus"). The Proxy
Statement/Prospectus shall constitute a disclosure document for the offer and issuance of the shares of Explore Common Stock to be received by the holders of the capital stock of CASH.COM in the Merger and for the other transactions contemplated by this Agreement. As promptly as practicable after comments, if any, are received from the Commission with respect to such Proxy
Statement/Prospectus and after the furnishing by CASH.COM and Explore of all information required to be contained therein, CASH.COM and Explore shall prepare and file with the Commission the Registration Statement, in which the Proxy Statement/Prospectus shall be included, in connection with the registration under the Securities Act of the shares of Explore Common Stock to be issued to the holders of the capital stock of CASH.COM pursuant to the Merger. Explore and CASH.COM shall use all reasonable efforts to have or cause the Registration Statement to become effective as promptly as practicable, and shall take all or any action required under any applicable federal or state securities laws in connection with the issuance of Explore Common Stock pursuant to the Merger.
As promptly as practicable after the Registration
Statement shall have become effective, Explore and CASH.COM shall each mail or cause to be mailed the Proxy
Statement/Prospectus to their respective stockholders.

(b)	Explore and CASH.COM shall each use its best efforts to
cause the Proxy

Statement/Prospectus to comply with
applicable federal and state securities laws requirements. Each of Explore and CASH.COM agrees to provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Proxy Statement/Prospectus, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other's counsel and auditors in the preparation of the Proxy
Statement/Prospectus. The information supplied by each of Explore and CASH.COM for inclusion in the Proxy
Statement/Prospectus and Registration Statement shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Proxy
Statement/Prospectus is first mailed to the holders of capital stock of CASH.COM, (iii) the time of the CASH.COM
Stockholders' Meeting, (iv) the time of the Explore
Stockholders' meeting, and (v) the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein not misleading. CASH.COM will promptly advise Explore, and Explore will promptly advise CASH.COM, in writing if at any time prior to the Effective Time either CASH.COM or Explore shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Proxy Statement/Prospectus in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable law.

(c)	The Proxy Statement/Prospectus shall contain the
unanimous recommendation of the Board of Directors of CASH.COM that the CASH.COM stockholders approve the Merger and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of CASH.COM.
 The Proxy Statement/Prospectus shall contain the unanimous recommendation of the Board of Directors of Explore that the Explore stockholders approve the issuance of Common Stock to the CASH.COM stockholders and this Agreement and the conclusion of the Board of Directors that the terms and conditions of the Merger are fair and reasonable to the stockholders of Explore.
Anything to the contrary contained herein notwithstanding, CASH.COM shall not include in the Proxy
Statement/Prospectus any information with respect to Explore or its affiliates or associates, the form and content of which information shall not have been approved by Explore prior to such inclusion. Anything to the contrary contained herein notwithstanding, Explore shall not include in the Proxy Statement/Prospectus any information with respect to CASH.COM or its affiliates or associates, the form and content of which information shall not have been approved by CASH.COM prior to such inclusion.

5.02	Stockholder Meetings.

(a)	Promptly after the date hereof, CASH.COM will take all
action necessary in accordance with the California Law and its Certificate of Incorporation and

Bylaws to convene the CASH.COM Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within fifteen (15) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger or the issuance of shares of Explore Common Stock pursuant to the Merger, respectively. CASH.COM will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by California Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, CASH.COM may adjourn or postpone CASH.COM Stockholders'
Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy
Statement/Prospectus is provided to CASH.COM's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which CASH.COM
Stockholders' Meeting is originally scheduled (as set forth in the Proxy Statement/Prospectus) there are insufficient shares of CASH.COM capital stock represented
(either in person or by proxy) to constitute a quorum necessary to conduct the business of the CASH.COM's
Stockholders' Meeting. CASH.COM shall ensure that the CASH.COM Stockholders' Meeting is called, noticed, convened, held and conducted and that all proxies solicited by the CASH.COM in connection with the CASH.COM
Stockholders' Meeting are solicited, in compliance with the California Law, its Certificate of Incorporation and Bylaws, and all other applicable legal requirements.

(b)	Promptly after the date hereof, Explore will take all
action necessary in accordance with the Nevada Statute and its Certificate of Incorporation and Bylaws to convene the Explore Stockholders' Meeting to be held as promptly as practicable, and in any event (to the extent permissible under applicable law) within fifteen (15) days after the declaration of effectiveness of the Registration Statement, for the purpose of voting upon this Agreement and the Merger and the issuance of shares of Explore Common Stock pursuant to the Merger, respectively. Explore will use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the adoption and approval of this Agreement and the approval of the Merger and will take all other action necessary or advisable to secure the vote or consent of its stockholders required by Nevada
Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, Explore may adjourn or postpone Explore Stockholders' Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement/Prospectus is provided to Explore's stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which Explore Stockholders' Meeting is originally scheduled (as set forth in the Proxy
Statement/Prospectus) there are insufficient shares of Explore capital stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Explore's Stockholders' Meeting. Explore shall ensure that the Explore Stockholders' Meeting is called, noticed, convened, held and conducted that all proxies solicited by the Explore in connection with the Explore Stockholders' Meeting are solicited, in compliance with the Nevada Law, its Certificate of Incorporation and Bylaws, and all other applicable legal requirements.

5.03	Preservation of Business and Assets.  From the date hereof
until the Closing, each of Explore and CASH.COM will use its best efforts and will do or cause to be done all such acts and things as may be necessary to preserve, protect and maintain intact the operation of its business and assets as a going concern consistent with prior practice and not other than in the ordinary course of business, including preserving, protecting and maintaining the goodwill of its suppliers, employees, clientele, patients and others having business relations with each party. Each party will use its best efforts to retain its employees in their current positions up to Closing. Through Closing, neither party will acquire or sell or agree to acquire or sell by merging or consolidating with, or by purchasing or selling a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof. Each party will use its best efforts to facilitate the consummation of the Merger as contemplated hereunder, including obtaining requisite approval of stockholders. Through Closing and except as contemplated by this Agreement, neither party will issue, deliver or sell, or authorize or propose to issue, deliver or sell, any shares of its capital stock of any class, any voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities. Through Closing, neither party will split, combine or reclassify any of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase, redeem or otherwise acquire any shares of its capital stock. From the date hereof until the Closing, neither party will pay any dividend or distribution to its stockholders as such, and neither party will sell, discard or dispose of any of its assets.

5.04	Material Transactions.  Except as contemplated by this
Agreement, prior to the Effective Time, neither party will, without first obtaining the written consent of the other party:

(1)	dispose of or encumber any asset or enter into any
transaction or make any contract commitment relating to the properties, assets and business of such entity, other than in the ordinary course of business or as otherwise disclosed herein;

(2)	enter into any employment contract which is not at will
or terminable upon notice of thirty (30) days or less, without penalty;

(3)	enter into any contract or agreement (i) which cannot be
performed within three months or less, or (ii) which involves the expenditure of over $10,000.00;

(4)	except as stipulated herein, issue or sell, or agree to
issue or sell, any shares of capital stock or other securities of such entity;

(5)	make any payment or distribution under any bonus,
pension, profit-sharing or retirement plan or incur any obligation to make any such payment or contribution which is not in accordance with such entities usual past practice, or make any payment or contributions or incur any obligation pursuant to or in respect of any other plan or contract or arrangement of providing for bonuses, executive incentive compensation, pensions, deferred compensation, retirement payments, profit-sharing or the like, establish or enter into any such plan, contract or arrangement, or terminate any plan;

(6)	extend credit to anyone except in the ordinary course of
business consistent with prior practice;

(7)	guarantee the obligation of any person, firm or
corporation;

(8)	amend its operating agreement, charter or bylaws, or
applicable organizational documents;

(9)	set aside or pay any cash dividend or any other
distribution on or in respect of its capital stock or any redemption, retirement or purchase with respect to its capital stock or issue any additional shares of its capital stock; or engage in any stock split, recapitalization, reorganization or comparable transaction;

(10)	discharge or satisfy any lien, charge, encumbrance or
indebtedness outside the ordinary course of business;

(11)	institute, settle or agree to settle any litigation,
action or proceeding before any court or governmental body;

(12)	authorize any compensation increase of any kind
whatsoever for any employee, consultant or other representative; or

(13)	engage in any extraordinary transaction.

5.05	Legal Conditions to Merger.  Each party hereto will take all reasonable actions necessary to comply promptly with all legal requirements which may be imposed on it with respect to the Merger and will promptly cooperate with and furnish information to each other party in connection with any such requirements imposed upon either or any of them in connection with the Merger.

5.06	Preserve Accuracy of Representations and Warranties.  Each
party hereto will refrain from taking any action which would render any of its representations and warranties contained in this Agreement untrue, inaccurate or misleading as of Closing and the Effective Time. Through Closing, each party will promptly notify the other parties of any lawsuit, claim, audit, investigation, administrative action or other proceeding asserted or commenced against such party that may involve or relate in any way to another party to this Agreement. Each party hereto will promptly notify the other parties of any facts or circumstances that come to its attention and that cause, or through the passage of time may cause, any of a party's representations, warranties or covenants to be untrue or misleading at any time from the date hereof through Closing.

5.07	Notice of Subsequent Events.  Each party hereto shall notify the other parties of any changes, additions or events of which it has knowledge which would cause any material change in or material addition to this Agreement (including but not limited to the Exhibits attached hereto and thereto) promptly after occurrence of the same. If the effect of such change or addition would, individually or in the aggregate with the effect of changes or additions previously disclosed pursuant to this Section, constitute a material adverse effect on the notifying party, any non-notifying party may, within ten (10) days after receipt of such notice, elect to terminate this Agreement. If no non-notifying party gives written notice of such termination with such 10-day period, the non-notifying parties shall be deemed to have consented to such change or addition and shall not be entitled to terminate this Agreement by reason thereof.

5.08	Current Return Filing.  Each party will be responsible for the preparation and filing of all of such party's own tax returns which were due on or before the Closing, and the payment of all taxes due.

5.09	Maintain Books and Accounting Practices.  From the date hereof until the Closing, each party will maintain its books of account in the usual, regular and ordinary manner on a basis consistent with prior years and will make no change in its accounting methods or practices.

5.10	Compliance with Laws and Regulatory Consents.  From the date hereof until the Closing, (a) each party will comply with all applicable statutes, laws, ordinances and regulations, (b) each party will keep, hold and maintain all Licenses, (c) each party will use its reasonable efforts and will cooperate fully with the other parties hereto to obtain all consents, stockholder and other approvals, exemptions and authorizations of third parties, whether governmental or private, necessary to consummate the Merger, and
(d) each party will make and cause to be made all filings and give and cause to be given all notices which may be necessary or desirable on their part under all applicable laws and under their respective contracts, agreements and commitments in order to consummate the Merger.


                     ARTICLE VI.  CLOSING

6.01	Closing Deliveries.  At Closing, the parties hereto will
deliver or cause to be delivered the following, fully executed and in form and substance reasonably satisfactory to the receiving party(ies):

(1)	CASH.COM will deliver to Explore stock certificates of
CASH.COM, duly endorsed by the CASH.COM Stockholders or with stock powers attached, representing all of the issued and outstanding shares of CASH.COM Common Stock.

(2)	Explore will deliver to the CASH.COM Stockholders'
certificates representing the shares of Explore Common
Stock comprising the Merger Consideration set forth in
Article II.

(3)	Explore will pay Peacekeeper and Lars Mapstead the
principal amount of $500,000 as full and final repayment of all liabilities and obligations under the CASH.COM
Promissory Note.

(4)	Each will deliver to the other parties a certificate of
an officer, dated as of Closing, certifying that (a) each covenant and obligation of the delivering party has been complied with, and (b) each representation, warranty and covenant of the delivering party is true and correct at the Closing as if made on and as of the Closing.

(5)	Each party will deliver an opinion of its legal counsel,
in form and substance reasonably acceptable to the receiving party(ies).

(6)	Each party will deliver the Certificates of Merger in
form acceptable for filing with the applicable
Secretaries of State.

(7)	Each party shall deliver such customary certificates of
its officers and such other customary closing documentation as may be reasonably requested by the other parties, including without limitation:

(i)	Certificates of Existence and/or "Good Standing"
regarding the delivering party and its subsidiaries, certified by the appropriate Secretary of State and dated within (10) business days of Closing;

(ii)	Incumbency Certificates certifying the identity of
the officers of the delivering party and its subsidiaries; and

(iii)	Charters, Operating Agreement or Certificates of
Incorporation, as certified by the appropriate
Secretary of State within ten (10) business days of Closing, and Bylaws, as certified by an appropriate officer as of Closing, of the delivering party and its subsidiaries.

(8)	Explore will deliver evidence of the appointment of
Charlo Barbosa, Rod Jao and Craig Ellins to the board of directors of Explore and the resignations of Peter Bell, Neil Murray-Lyon and Ross Bailey as directors of Explore.


          ARTICLE VII.  CONDITIONS TO CLOSING

7.01	Conditions to Each Party's Obligation to Effect the Merger.
The obligation of each party hereto to effect the Merger shall be subject to the fulfillment at or prior to the Closing of the following conditions:

(1)	This Agreement and the transactions contemplated
hereunder shall have been approved by shareholders of CASH.COM in the manner required by the applicable laws of the State of California and the Charter and Bylaws of CASH.COM.

(2)	This Agreement and the transactions contemplated
hereunder shall have been approved by shareholders of Explore in the manner required by the applicable laws of the State of Nevada and the Charter and Bylaws of Explore.

(3)	Each party hereto shall have received from the other
parties copies of all resolutions and/or consent actions adopted by or on behalf of the boards of directors and shareholders of such other parties hereto, certified as of the date of Closing and evidencing approval of this Agreement and the transactions contemplated hereunder.

(4)	No action or proceeding before a court or other
governmental body by any governmental agency or public authority shall have been instituted or threatened to restrain or prohibit the transactions contemplated under this Agreement or to obtain an amount of damages or other material relief in connection with the execution of this Agreement or any related agreements or the consummation of the Merger; and no governmental agency shall have given notice to any party hereto to the effect that consummation of the transactions contemplated under this Agreement would constitute a violation of any law or that it intends to commence proceedings to restrain consummation of the Merger.

(5)	All consents, authorizations, orders and approvals of (or
filings or registrations with) any governmental commission, board or other regulatory body or any other third party (including lenders and lessors) required in connection with the execution, delivery and performance of this Agreement shall have been obtained or made.

(6)	The Registration statement shall have become effective in
accordance with the provisions of the Securities Act, and no stop order shall have been issued by the Commission with respect to the Registration Statement.

(7)	Explore will have received all required state securities
or "Blue Sky" permits and authorizations necessary to issue shares of Explore Common Stock pursuant to the Merger, including any permit required by the California
Department of Corporations.

7.02	Further Conditions to Obligation of Explore to Effect the
Merger. The obligation of Explore to effect the Merger shall also be subject to the fulfillment at or prior to the Closing of the following conditions:

(1)	CASH.COM shall have performed its obligations contained
in this Agreement required to be performed on or prior to the Closing, including delivery of the closing items set forth in Section 6.01, and the representations and warranties of CASH.COM contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing.

(2)	The CASH.COM Stockholders will have approved the Merger
by no later than September 1, 2000.

(3)	Explore and its representatives shall have had reasonable
access of inspection of the business of CASH.COM in connection with Explore's due diligence review, and the results of Explore's inspection and due diligence review shall be acceptable to it. Further, should any such due diligence reveal a matter reasonably related to any representation, warranty or covenant herein or any exhibit hereto, Explore may require appropriate amendment(s) to address such matter.

(4)	CASH.COM will have delivered to Explore audited financial
statements for the period ending March 31, 2000 by no later than June 10, 2000, which financial statements will not show any material adverse changes from the audited financial statements of Cashsurfers.com as a division of Peacekeeper for the period ending December 31, 1999 and which will not show any material transactions except the transactions referred to in this Agreement.

(5)	Explore will have amended the existing office
administration services agreement between Explore and Senate Capital to provide for a minimum term of one year from the date of closing with a fee equal to $6,000 US per month.

7.03	Further Conditions to Obligation of CASH.COM to Effect the
Merger. The obligations of CASH.COM to effect the Merger shall also be subject to the fulfillment at or prior to the Closing of the following conditions:

(1)	Explore shall have performed its obligations contained in
this Agreement, required to be performed on or prior to the Closing, including delivery of the closing items set forth in Section 6.01, and the representations and warranties of Explore contained in this Agreement and in any document delivered in connection herewith shall be true and correct as of the Closing.

(2)	The Explore shareholders shall have properly approved of
the Merger by September 1, 2000.

(3)	CASH.COM and its representatives shall have had
reasonable access of inspection of the business of Explore in connection with CASH.COM's due diligence review, and the results of CASH.COM's inspection and due diligence review shall be acceptable to it. Further, should any such due diligence reveal a matter reasonably related to any representation, warranty or covenant herein or any exhibit hereto, CASH.COM may require appropriate amendment(s) to address such matter.

(4)	The directors or officers of Explore will consist of the
following persons upon completion of the Merger:

Directors               Officers
---------               --------

Charlo Barbosa          Chief Executive Officer
Rod Jao                 President
Craig Ellins            Secretary


(5)	Explore will have completed a private placement or public
financing of its common stock in which Explore has raised total proceeds in an amount of at least $2,500,000 within fifteen (15) days from the date of this Agreement, provided that CASH.COM acknowledges and agrees that Explore may be required to register the common stock to be issued on closing of the financing. CASH.COM acknowledges and agrees that Explore may, at its option, register the common stock to be issued or grant registration rights and that Explore may register this common stock on the registration statement filed with the SEC to register the common stock of Explore to be issued the shareholders of CASH.COM on completion of the Merger or on a separate registration statement filed with the SEC.


       ARTICLE VIII.  INTERIM LOANS AND SENATE CAPITAL

8.01	Interim Loans.  Explore agrees to make loan advances to
CASH.COM during the period from the date of this Agreement to the Closing Date from the proceeds of the private placement contemplated in Section 7.03(5) of this Agreement on the following terms and subject to the following conditions:

(a)	all advances will accrue interest at a rate equal to
10% per annum until paid in full. Interest will be paid on all unpaid interest. All interest will be compounded monthly;

(b)	each advance will be evidenced by a promissory note
executed by CASH.COM, which promissory note will be delivered to Explore prior to the date of the advance;

(c)	all advances will be secured by a first priority
general security agreement granted by CASH.COM against all property and assets of CASH.COM.
CASH.COM will execute all documentation required in order to perfect Explore's security prior to any advance;

(d)	all advances will be applied to the development of
the CASH.COM Business in accordance with the pro forma statement of cash flows attached as Schedule
8.01 to this Agreement, provided that no advances will be applied to the items denoted "Acquisition of

CashSurfers" and "Acquisition Cost - Sellers" on the
pro forma statement.    Advances will be made on the
following schedule:

a.	$1,060,000 within three days of the closing of
the private placement referred to Section
7.03(5) or as soon as funds are in the Explore
treasury, whichever is sooner;
b.	$450,000 on the date which is forty five (45)
days from the date of this Agreement;
c.	$350,000 on the date which is seventy five (75)
days  from the date of this Agreement;

(e)	all advances to CASH.COM will remain outstanding in
the event of termination of this Agreement for any reason and will be evidenced by the promissory notes executed by CASH.COM in favor of Explore, each of which will survive termination and continue as an enforceable obligation of CASH.COM.

8.02	Senate Capital.  Explore will make payment of the amount of
$72,000 US to Senate Capital as payment in advance under the amended management services agreement between Explore and Senate
Capital within three days of the closing of the private placement referred to Section 7.03(5).


    ARTICLE IX.  TERMINATION; AMENDMENT; EXTENSION AND WAIVER

9.01	Termination by Mutual Consent.  This Agreement may be
terminated and the Merger may be abandoned at any time prior to the Effective Time, before or after the approval of this Agreement by the shareholders of CASH.COM and/or Explore, by the mutual consent of the Boards of Directors of CASH.COM and Explore.

9.02	Termination by Certain Parties.  Any party hereto may
terminate this Agreement at any time, if entitled to terminate, in accordance with Section 5.07. This Agreement may be terminated and the Merger may be abandoned by action of the Board of Directors of CASH.COM or Explore if (a) the Merger shall not have been consummated by September 30, 2000; (b) the approval of the Merger by CASH.COM's shareholders shall not have been obtained by September 1, 2000; (c) the approval of the Merger by Explore's shareholders shall not have been obtained by September 1, 2000 at a meeting duly convened therefor or at any adjournment thereof; or
(d) a United States federal or state court of competent jurisdiction or United States federal or state governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and non-appealable; provided, that the party seeking to terminate this Agreement pursuant to this clause (d) shall have used all reasonable efforts to remove such injunction, order or decree.

9.03	Termination by Explore.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective
Time, before or after the adoption and approval by the shareholders of Explore, by action by the Board of Directors of Explore, if

(a) there has been a breach by CASH.COM of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the operations of CASH.COM; or (b) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of CASH.COM, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by Explore to CASH.COM.

9.04	Termination by CASH.COM.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time by action of the Board of Directors of CASH.COM, if (a) there has been a breach by Explore of any representation or warranty contained in this Agreement which would have or would be reasonably likely to have a material adverse effect on the operations of Explore, or (b) there has been a breach of any of the covenants or agreements set forth in this Agreement on the part of Explore, which breach is not curable or, if curable, is not cured within thirty (30) days after written notice of such breach is given by CASH.COM to Explore.

9.05	Effect of Termination and Abandonment.    Upon termination of
this Agreement pursuant to Section 5.07 or this Article IX, this Agreement and all agreements and documents (including legal opinions) related hereto, other than the promissory notes executed by CASH.COM in favor of Explore pursuant to Section 8.01 of this Agreement, shall be void and of no force or effect, and there shall be no liability by reason of this Agreement or the termination thereof on the part of any party hereto, or on the part of the respective directors, officers, managers, employees, agents, representatives or shareholders of any of them; provided that this
Section 9.05 will not relieve any party from liability for damages incurred as a result of any willful breach by such party or by an affiliate of such party of any of its respective representations, warranties, covenants or obligations set forth in this Agreement.

9.06	Amendment. This Agreement may be amended by the parties at any time before or after any required approval of matters presented in connection with the Merger by the Explore shareholders or the CASH.COM Stockholders; provided, that any amendments requiring the approval of the Explore shareholders or the Original CASH.COM Stockholders will not become effective until the amendment is approved by said holders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties hereto.

9.07	Extension; Waiver.  At any time prior to the Effective Time, any party hereto, by action taken by its Board of Directors evidenced in writing, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

     ARTICLE X. SURVIVAL OF PROVISIONS AND INDEMNIFICATION

10.01	Survival.  The covenants, obligations, representations
and warranties of each party contained in this Agreement, or in any certificate or document delivered pursuant to this Agreement, will be deemed to be material and to have been relied upon by the other parties notwithstanding any investigation prior to the Closing, will not be merged into any documents delivered in connection with the Closing, and will terminate two (2) years after Closing. The indemnification obligations will not expire with respect to such claim(s) until the same are resolved as contemplated hereunder.

10.02	Indemnification by Explore.  Subject to the provisions of
Section 10.01, Explore shall indemnify, defend and hold CASH.COM and its officers, directors, employees, agents and representatives harmless against any and all losses, costs and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from any breach by Explore of any of their covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of Explore.

10.03	Indemnification by CASH.COM.  Subject to the provisions
of Section 10.01, CASH.COM shall indemnify, defend and hold Explore and its respective officers, directors, employees and representatives harmless against any and all losses, costs and expenses (including reasonable cost of investigation, court costs and legal fees actually incurred) and other damages resulting from
(a) any breach by CASH.COM of any of its covenants, obligations, representations or warranties or breach or untruth of any representation, warranty, fact or conclusion contained in this Agreement or any certificate or document of CASH.COM delivered pursuant to this Agreement, and (b) any claim that is brought or asserted by any third party(ies) arising out of the ownership, licensing, operation or conduct of CASH.COM through Closing.


                   ARTICLE XI. MISCELLANEOUS

11.01	Other Expenses.  Except as otherwise provided in this
Agreement, each party will pay all of its expenses in connection with the negotiation, execution, and implementation of the transactions contemplated under this Agreement.

11.02	Notices.  All notices, requests, demands, waivers and
other communications required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given: (a) if delivered personally or sent by facsimile, on the date received, (b) if delivered by overnight courier, on the day after mailing, and (c) if mailed, five days after mailing with postage prepaid. Any such notice will be sent as follows:



To CASH.COM:

CASHSURFERS, INC.
2419 L Street
Bakersfield, California 93301

Facsimile:  (661) 869-1726

with a courtesy copy to:

Mr. Christopher M. Dietrich
1401-19th Street, #440
Bakersfield, CA 93301

- and to -

Mr. Alexander Petrenko
CLARK, WILSON
800 - 885 West Georgia Street
Vancouver, British Columbia
Canada  V6C 3H1
Facsimile:  (604) 687-6314

To Explore

EXPLORE TECHNOLOGIES, INC.
Suite 505, 1155 Robson Street
Vancouver, British Columbia
Canada  V6E 1B5
Facsimile:  (604)  689-1722

with courtesy copies to:

Michael H. Taylor                     Michael A. Cane
O'NEILL & COMPANY                     CANE & COMPANY, LLC
Suite 1880, Royal Centre              Suite 1200
1055 West Georgia Street, Box 11122	  101 Convention Centre Boulevard
Vancouver, British Columbia           Las Vegas, Nevada
Canada  V6E 3P3                       USA  89109
Facsimile:  (604) 687-6650            Facsimile:  (702) 312-6249


11.03	Prohibition on Trading.  CASH.COM agrees not to trade in
the securities of Explore based upon any nonpublic information.

11.04	Controlling Law.  This Agreement will be construed,
interpreted and enforced in accordance with the substantive laws of the Province of British Columbia, without giving effect to its conflicts of laws provisions. All references to any monetary amounts are in U.S. dollars, except if expressly indicated to the contrary.

11.05	Headings.  Any table of contents and Section headings in
this Agreement are for convenience of reference only and will not be considered or referred to in resolving questions of interpretation.

11.06	Benefit.  This Agreement will be binding upon and will
inure to the exclusive benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. No party hereto may assign any rights or delegate any duties hereunder without the prior written consent of the other parties hereto and any prohibited assignment or delegation will be deemed null and void.

11.07	Partial Invalidity.  The invalidity or unenforceability
of any particular provision of this Agreement will not affect the other provisions hereof, and this Agreement will be construed in all respects as if such invalid or unenforceable provisions were omitted. Further, there will be automatically substituted for such invalid or unenforceable provision a provision as similar as possible which is valid and enforceable.

11.08	Counterparts and Facsimiles This Agreement may be
executed simultaneously in two (2) or more counterparts each of which will be deemed an original and all of which together will constitute but one and the same instrument. The signature page to this Agreement and all other documents required to be executed at Closing may be delivered by facsimile and the signatures thereon will be deemed effective upon receipt by the intended receiving party.

11.09	Interpretation.  All pronouns and any variation thereof
will be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or entity, or the context, may require. Further, it is acknowledged by the parties that this Agreement has undergone several drafts with the negotiated suggestions of both; and, therefore, no presumptions will arise favoring either party by virtue of the authorship of any of its provisions or the changes made through revisions.

11.10	Entire Agreement; Waivers.  This Agreement, including the
Exhibits and Attachments hereto and those portions incorporated herein by reference, constitutes the entire agreement between the parties hereto with regard to the matters contained herein and it is understood and agreed that all previous undertakings, negotiations, letter of intent and agreements between the parties are merged herein. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise will not constitute a waiver of such rights. Neither the failure nor any delay on the part of any party hereto in exercising any rights, power or remedy hereunder will operate as a waiver thereof or of any right, power or remedy; nor will any single or partial exercise of any right, power or remedy preclude any further or other exercise thereof, or the exercise of any other right, power or remedy.

      [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

11.11	Legal Fees and Costs.  In the event any party hereto
incurs legal expenses to enforce or interpret any provision of this Agreement, the prevailing party will be entitled to recover such legal expenses, including, without limitation, attorney's fees, costs and disbursements, in addition to any other relief to which such party will be entitled.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement and Plan of Merger as of the date first above written.

                                   "CASH.COM":

                                   CASHSURFERS, INC.


                                        /s/Rod Jao
                                   By:  ____________________________


                                          President
                                   Title:	__________________________




                                   "EXPLORE":

                                   EXPLORE TECHNOLOGIES, INC.


                                       /s/ Peter Bell
                                   By: _____________________________


                                          President
                                   Title: __________________________